UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54258	26-3062661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4700 Von Karman, Suite 110 Newport Beach, California 92660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 447-6967

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 30, 2016, Terra Tech Corp. (the “Company”) entered into a Securities Purchase Agreement (the "Purchase Agreement") with an accredited investor (the "Purchaser") pursuant to which the Company sold to the Purchaser a 12% Senior Convertible Promissory Note due March 31, 2018 (the "Note") in the principal amount of $3,377,500 for a purchase price of $3,377,500 (the “Offering”). The Company received $3,367,500 in net proceeds from the Offering after deducting fees and expenses. The Note and the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Note (the “Conversion Shares”) are collectively referred to herein as the “Securities.”

The Purchase Agreement contains customary representations, warranties, and covenants by, among, and for the benefit of the parties.

Pursuant to the Purchase Agreement, the Company agreed to register the Conversion Shares for issuance to the Purchaser. On October 4, 2016, the Company registered the Conversion Shares pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-210673), declared effective by the SEC on August 12, 2016.

12% Senior Convertible Promissory Note

The Note matures on March 31, 2018 (the “Maturity Date”), less any amounts converted or redeemed prior to the Maturity Date. The Note accrues interest at a rate of 12% per annum, payable on the Maturity Date or upon any conversion, prepayment, event of default or other acceleration of payment under the Note. All interest payments under the Note are payable, at the Company’s option, in cash or shares of Common Stock.

All principal and interest due and owing under the Note is convertible into shares of Common Stock at any time at the election of the holder at a conversion price per share equal to the lower of (i) $0.35 or (ii) 75% of the average of the three (3) lowest daily volume weighted average prices of the Common Stock in the fifteen (15) trading days prior to the conversion date (the “Conversion Price”), which Conversion Price is subject to adjustment for (i) stock splits, stock dividends, combinations, or similar events and (ii) full ratchet anti-dilution protection. Upon certain events of default, the conversion price of the Note will automatically become 70% of the average of the three (3) lowest volume weighted average prices of the Common Stock in the twenty (20) consecutive trading days prior to the conversion date for so long as such event of default remains in effect.

In addition, at any time that (i) the daily volume weighted average price of the Common Stock for the prior ten (10) consecutive trading days is $0.70 or more and (ii) the average daily trading value of the Common Stock is greater than $2,500,000 for the prior ten (10) consecutive trading days, then the Company may demand, upon one (1) day’s notice, that the holder convert the Note at the Conversion Price.

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The Company may prepay in cash any portion of the outstanding principal amount of the Note and any accrued and unpaid interest by, upon ten (10) days' written notice to the holder, paying an amount equal to (i) 110% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is within 90 days of the issuance date of the Note; (ii) 115% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is between 91 days and 180 days of the issuance date of the Note; or (iii) 125% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is after 180 days of the issuance date of the Note.

The foregoing description of the Purchase Agreement and the Note is qualified in its entirety by reference to the full text of such documents, copies of which are filed as Exhibit 10.37 and Exhibit 4.11, respectively, to this Current Report on Form 8-K (this “Report”) and which are incorporated by reference herein in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed under Item 1.01 of this Report is incorporated by reference into this Item 2.03 in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 of this Report is incorporated by reference into this Item 3.02 in its entirety.

The Securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder (“Regulation D”).

The Company made this determination based on the representations of the Purchaser which included, in pertinent part, that the Purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from each Purchaser that (i) the Purchaser is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the Securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Securities and (iv) the Purchaser is able to bear the economic risk of an investment in the Securities and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for the Securities issued in reliance upon Regulation D.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.11	Form of 12% Senior Convertible Promissory Note

10.37	Form of Securities Purchase Agreement, dated as of September 30, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA TECH CORP.

Date: October 6, 2016	By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer

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